Filed Pursuant to Rule 424(b)(5)

Registration No. 333-181277

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $.001 par value	275,000	$21.43	$5,893,250	$676.00

(1)	The securities registered herein are offered pursuant to an automatic shelf registration statement. In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant initially deferred payment of all of the registration fee for Registration Statement No. 333-181277 filed by the registrant on May 9, 2012.

(2)	Estimated pursuant to Rule 457(c) under the Securities Act solely for the purposes of calculating the registration fee based on the average of the high and low prices of MAKO Surgical Corp. Common Stock on the The Nasdaq Global Select Market on June 4, 2012.

PROSPECTUS

275,000 Shares

MAKO SURGICAL CORP.

Common Stock

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This prospectus relates to the offer and sale of up to 275,000 shares of our common stock by the selling stockholders listed on page 7, including their transferees, pledgees or donees or their respective successors, which includes shares of our common stock issuable upon the exercise of warrants to purchase shares of common stock, upon the redemption of those warrants following certain major transactions and events of default, and upon the occurrence of certain events specified in the warrants. We are registering these shares on behalf of the selling stockholders, to be offered and sold by them from time to time.

We will not receive any proceeds from any resale of the shares of common stock being offered by this prospectus. We will, however, receive proceeds on the exercise of outstanding warrants for shares of common stock covered by this prospectus if the warrants are exercised for cash.

We have agreed to bear all expenses (other than direct expenses incurred by the selling stockholders, such as selling commissions, brokerage fees and expenses and transfer taxes) associated with registering the shares of common stock covered by this prospectus under federal and state securities laws.

The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell their shares of common stock in the section entitled “Plan of Distribution” on page 9.

The common stock is listed on The NASDAQ Global Select Market under the symbol “MAKO.” On June 5, 2012, the last reported sale price of the common stock on The NASDAQ Global Select Market was $22.72 per share.

Investing in our common stock involves risks. Before making any investment in the common stock, you should carefully consider the risks that are described in the “Risk Factors” section beginning on page 3 of this prospectus.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 5, 2012.

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About this Prospectus

Unless we indicate otherwise, references in this prospectus to “MAKO Surgical,” “MAKO,” “the Company,” “we,” “us,” “our,” or similar references refer to MAKO Surgical Corp.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and the documents incorporated by reference in this prospectus is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus, including the information incorporated by reference into this prospectus, include trademarks, service marks and trade names owned by us or others. We have received or applied for trademark registration of and/or claim trademark rights, including in the following marks that appear in this prospectus: “MAKOplasty®,” “RIO®,” and “RESTORIS®,” as well as in the MAKO Surgical Corp. “MAKO” logo, whether standing alone or in connection with the words “MAKO Surgical Corp.” All other trademarks, service marks and trade names included or incorporated by reference in this prospectus are the property of their respective owners.

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Forward-Looking STATEMENTS

This prospectus and any other offering material, and the documents incorporated by reference in this prospectus and any other offering material, contain statements that we believe to be “forward-looking statements” within the meaning of the U.S. federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements generally preceded by, followed by or that include the words “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other similar expressions. These statements include, but are not limited to, statements related to:

•	the nature, timing and number of planned new product introductions;

•	market acceptance of MAKOplasty®, including the RIO® Robotic Arm Interactive Orthopedic system, or RIO system, and MAKO RESTORIS® family of implant systems;

•	future availability from third-party suppliers, including single source suppliers, of implants for and components of our RIO system;

•	the anticipated adequacy of our capital resources to meet the needs of our business;

•	our ability to sustain, and our goals for, sales and earnings growth including projections regarding systems installations; and

•	our success in achieving timely approval or clearance of products with domestic and foreign regulatory entities.

Forward-looking statements reflect our current expectations and are not guarantees of performance. These statements are based on the current estimates and assumptions of our management as of the date on which such statements are made and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause actual results to differ materially from those indicated by forward-looking statements, many of which are beyond our ability to control or predict. Such factors, among others, may have a material adverse effect on our business, financial condition and results of operations and may include the following:

•	the potentially significant impact of a continued economic downturn or delayed economic recovery on the ability of our customers to secure adequate funding, including access to credit, for the purchase of our products or cause our customers to delay a purchasing decision;

•	changes in competitive conditions and prices in our markets;

•	unanticipated issues relating to intended product launches;

•	decreases in sales of our principal product lines;

•	decreases in utilization of our principal product lines or in procedure volume;

•	increases in expenditures related to increased or changing governmental regulation or taxation of our business, both nationally and internationally

•	unanticipated issues in complying with domestic or foreign regulatory requirements related to MAKO’s current products, including Medical Device Reporting requirements and other required reporting to the United States Food and Drug Administration, or securing regulatory clearance or approvals for new products or upgrades or changes to our current products;

•	the impact of the United States healthcare reform legislation enacted in March 2010 on hospital spending, reimbursement, and the taxing of medical device companies;

•	the potential impact of an adverse ruling in, or the settlement of, the purported securities class action against MAKO and certain of its officers;

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•	the potential impact of the informal Securities and Exchange Commission inquiry and the findings of that inquiry;

•	loss of key management and other personnel or inability to attract such management and other personnel; and

•	unanticipated intellectual property expenditures required to develop, market, and defend our products.

These and other risks are described in greater detail under Item 1A, Risk Factors, contained in Part I of our Annual Report on Form 10-K for the year ended December 31, 2011. You are cautioned that reliance on any forward-looking statement involves risks and uncertainties. Although we believe that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or nonoccurrence of future events. There can be no assurance that the forward-looking statements contained in this prospectus will prove to be accurate. The inclusion of a forward-looking statement in this prospectus should not be regarded as a representation by us that our objectives will be achieved.

We urge you to consider these factors before investing in our common stock. We caution you not to place undue reliance on forward-looking statements that speak only as of the date they were made. We do not undertake any obligation to release any revisions to these forward-looking statements publicly to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

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Prospectus Summary

The following summary is qualified in its entirety by, and should be read together with, the more detailed information and financial statements and related notes thereto appearing elsewhere or incorporated by reference in this prospectus. Before you decide to invest in our common stock, you should read the entire prospectus carefully, including the risk factors and the financial statements and related notes incorporated by reference in this prospectus.

About MAKO Surgical Corp.

We are an emerging medical device company that markets our advanced robotic arm solution and orthopedic implants for orthopedic procedures. We offer MAKOplasty, an innovative, restorative surgical solution that enables orthopedic surgeons to consistently, reproducibly and precisely treat patient specific osteoarthritic disease.

Corporate Information

We were incorporated in Delaware in November 2004 under the name MAKO Surgical Corp. The address of our principal executive office is 2555 Davie Road, Fort Lauderdale, Florida 33317, and our telephone number is (954) 927-2044. Our website address is www.makosurgical.com. We do not incorporate the information on our website into this prospectus, and you should not consider it part of this prospectus.

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THE OFFERING

Common stock offered by selling stockholders	275,000 shares

Common stock to be outstanding immediately after this offering	42,633,670 shares

Use of proceeds	The selling stockholders will receive all of the net proceeds from sales of the common stock sold pursuant to this prospectus. However, upon exercise of the warrants for cash, the selling stockholders would pay us a per share exercise price of $27.70. Under certain conditions set forth in the warrants, the warrants are exercisable on a cashless basis. If the warrants are exercised on a cashless basis, we would not receive any cash payment from the selling stockholders upon any exercise of the warrants. We have agreed to bear all expenses (other than direct expenses incurred by the selling stockholders, such as selling commissions, brokerage fees and expenses and transfer taxes) associated with registering the shares of common stock covered by this prospectus under federal and state securities laws.

Risk factors	You should read the “Risk Factors” section of this prospectus and in the documents incorporated by reference in this prospectus for a discussion of factors to consider before deciding to invest in shares of our common stock.

The Nasdaq Global Select Market symbol	“MAKO”

The foregoing discussion is based on 42,633,670 shares of common stock issued and outstanding as of May 31, 2012 and excludes:

  992,770 shares of common stock issuable upon the exercise of outstanding warrants as of May 31, 2012, with a weighted average exercise price of $6.14 per share (excludes 275,000 warrants underlying the shares covered by this prospectus);
  5,547,398 shares of common stock issuable upon the exercise of outstanding options as of May 31, 2012, with a weighted average exercise price of $16.31 per share; and
  1,443,796 shares of common stock reserved for future issuance under our stock-based compensation plans as of May 31, 2012 consisting of 1,093,522 shares of common stock reserved for issuance under our 2008 Omnibus Incentive Plan and 350,274 shares of common stock reserved for issuance under our 2008 Employee Stock Purchase Plan.

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Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described under “Risk Factors” in Part I, Item 1A in our most recent Annual Report on Form 10-K, as well as all of the other information contained in this prospectus, and incorporated by reference into this prospectus, including our financial statements and related notes, before investing in our common stock. If any of the possible events described in those sections actually occur, our business, business prospects, cash flow, results of operations or financial condition could be harmed. In this case, the trading price of our common stock could decline, and you might lose all or part of your investment in our common stock. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our operations. In addition to the foregoing, risks related to ownership of our common stock include the following.

We expect that the price of our common stock may fluctuate substantially, which could lead to losses for stockholders, possibly resulting in an expansion of the proposed class period for the existing securities class action or the filing of additional securities class actions.

We expect that the price of our common stock may fluctuate substantially. The market price for our common stock will be affected by a number of factors, including:

•	the receipt, denial or timing of regulatory clearances or approvals of our products or competing products;

•	changes in policies affecting third-party coverage and reimbursement in the U.S. and other countries;

•	ability of our products, if they receive regulatory clearance, to achieve market success;

•	the performance of third-party contract manufacturers and component suppliers;

•	our ability to develop sales and marketing capabilities;

•	our ability to manufacture our products to commercial standards;

•	the success of any collaborations we may undertake with other companies;

•	our ability to develop, introduce and market new or enhanced versions of our products on a timely basis;

•	actual or anticipated variations in our results of operations or those of our competitors;

•	announcements of new products, technological innovations or product advancements by us or our competitors;

•	developments with respect to patents and other intellectual property rights;

•	sales of common stock or other securities by us or our stockholders in the future;

•	additions or departures of key management or scientific personnel;

•	disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

•	trading volume of our common stock;

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•	changes in earnings estimates or recommendations by securities analysts, failure to obtain analyst coverage of our common stock or our failure to achieve analyst earnings estimates;

•	developments in our industry;

•	changes in general economic conditions; and

•	general market conditions and other factors unrelated to our operating performance or the operating performance of our competitors.

In addition, the stock prices of many companies in the medical device industry have experienced wide fluctuations that have often been unrelated to the operating performance of these companies. We expect our stock price to be similarly volatile. These broad market fluctuations may continue and could harm our stock price. Following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies.

Class action securities litigation, if instituted against us, could result in substantial costs and a diversion of our management resources, which could significantly harm our business.

On May 10, 2012, a putative shareholder class action was filed in the United States District Court for the Southern District of Florida by James Harrison on behalf of shareholders who purchased our common stock between January 9, 2012 and May 7, 2012, against us and two of our executive officers.  The complaint alleges, among other things, that certain of our press releases and SEC filings contained false and misleading statements about our financial performance and future prospects.  The complaint asserts two claims under the federal securities laws and seeks an unspecified amount of compensatory damages.  On May 18, 2012, a nearly identical complaint was filed by Brian Parker in the same court against the same defendants.  We believe we have meritorious defenses and intend to vigorously defend against these lawsuits.

Securities analysts may issue negative reports or cease to cover our common stock, which may have a negative impact on the market price of our common stock.

The trading market for our common stock may be affected in part by the research and reports that industry or financial analysts publish about us or our business. As a result of our smaller market capitalization, it may be difficult for our company to continue to attract securities analysts that will cover our common stock. If one or more of the analysts who elects to cover us downgrades our stock, our stock price would likely decline rapidly. If one or more of these analysts ceases coverage of our company, we could lose visibility in the market, which in turn could cause our stock price to decline. This could have a negative effect on the market price of our stock.

Our principal stockholders, directors and executive officers own a large percentage of our voting stock, which allows them to exercise significant influence over matters subject to stockholder approval.

As of May 31, 2012, our executive officers, directors and principal stockholders holding 5% or more of our outstanding common stock beneficially owned or controlled approximately 35% of the outstanding shares of our common stock. Accordingly, these executive officers, directors and principal stockholders, acting as a group, have substantial influence over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transaction. These stockholders may also delay or prevent a change of control or otherwise discourage a potential acquirer from attempting to obtain control of us, even if such a change of control would benefit our other stockholders. This significant concentration of stock ownership may adversely affect the trading price of our common stock due to investors’ perception that conflicts of interest may exist or arise.

We have not paid dividends in the past and do not expect to pay dividends in the foreseeable future.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all future earnings for the operation and expansion of our business and, therefore, do not anticipate declaring or paying cash dividends in the foreseeable future. The payment of dividends will be at the discretion of our board of directors and will depend on our results of operations, capital requirements, financial condition, prospects, contractual arrangements, any limitations on payments of dividends present in any of our future debt agreements, and other factors our board of directors may deem relevant. If we do not pay dividends, a return on your investment will only occur if our stock price appreciates.

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Sales of a substantial number of shares of our common stock in the public market, or the perception that they may occur, may depress the market price of our common stock.

We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of such shares upon the effectiveness of a registration statement, or upon the expiration of any holding period under Rule 144, will have on the market price prevailing from time to time. Substantially all of the 42.6 million shares of our common stock currently outstanding are freely tradable without registration pursuant to Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, or have been registered for resale with the SEC and the sale of such shares could have a negative impact on the price of our common stock. Our shelf registration statement on Form S-3 also permits us to offer and sell at any time or from time to time additional common stock, preferred stock, debt securities and other securities. This shelf registration statement also may create an overhang. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity related securities in the future at a time and price that we deem reasonable or appropriate.

Our need to raise additional capital in the future could have a negative effect on your investment.

We will need to raise additional capital in the future in order for us to continue to operate our business as currently contemplated. We may raise this additional capital through the public or private sale of common stock or securities convertible into or exercisable for our common stock. We also have filed with the SEC a shelf registration statement under which we may offer and sell additional common stock, preferred stock, debt securities and other securities at any time or from time to time. Such sales could be consummated at a significant discount to the trading price of our stock.

If we sell shares of our common stock in addition to those sold in the current offering, such sales will further dilute the percentage of our equity that our existing stockholders own. In addition, private placement financings could involve the issuance of securities at a price per share that represents a discount to the trading prices of our common stock. Further, debt and equity financings may involve the issuance of dilutive warrants. No assurance can be given that previous or future investors, finders or placement agents will not claim that they are entitled to additional anti-dilution adjustments or dispute the calculation of any such adjustments. Any such claim or dispute could require us to incur material costs and expenses regardless of the resolution and, if resolved unfavorably to us, to effect dilutive securities issuances or adjustment to previously issued securities.

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Use of Proceeds

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders named in this prospectus. The selling stockholders will receive all of the net proceeds from sales of the common stock sold pursuant to this prospectus. However, upon exercise of the warrants for cash, the selling stockholders would pay us a per share exercise price of $27.70. Under certain conditions set forth in the warrants, the warrants are exercisable on a cashless basis. If the warrants are exercised on a cashless basis, we would not receive any cash payment from the selling stockholders upon any exercise of the warrants. The warrants may expire without being exercised. Even if some or all of these warrants are exercised for cash, we cannot predict when we would receive the proceeds.

We intend to use any net proceeds from the exercise of the outstanding warrants for shares of common stock covered by this prospectus for general corporate purposes, including working capital to support our growth.

We have agreed to bear all expenses (other than direct expenses incurred by the selling stockholders, such as selling commissions, brokerage fees and expenses and transfer taxes) associated with registering such shares under federal and state securities laws.

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SELLING STOCKHOLDERS

An aggregate of 275,000 shares of common stock are being registered in this offering for the account of the selling stockholders.  All of the shares of common stock being offered and sold under this prospectus are shares issuable upon the exercise or redemption of warrants held by the selling stockholders that were issued in connection with the execution of a Facility Agreement dated May 7, 2012, by and between us and Deerfield Private Design Fund II, L.P. and Deerfield Private Design International II, L.P., the selling stockholders who we collectively refer to as the Deerfield Funds. Under the terms of the Facility Agreement, the Company has the flexibility, but is not required, to draw down on the Facility Agreement in $10 million increments at any time until May 15, 2013.  The warrants were issued to the Deerfield Funds on May 7, 2012 and are exercisable for up to an aggregate of 275,000 shares of common stock, for a period of seven years from the date of issuance at a per share exercise price of $27.70.  The exercise price may be paid in cash or, at the election of the holder of the warrant, pursuant to certain cashless exercise provisions.  In addition, the warrants may be redeemed in shares of common stock that may be issued following certain major transactions, events of default and upon the occurrence of certain events specified in the warrants.  The warrants may not be exercised by the respective holders to the extent that the exercise or issuance would cause the holder’s and its affiliates’ beneficial ownership of our common stock, as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, to exceed 9.985%.

We also entered into a Registration Rights Agreement with the Deerfield Funds dated May 7, 2012 in connection with the Facility Agreement pursuant to which we agreed to file a registration statement, of which this prospectus is a part, with the Securities and Exchange Commission to register the resale of any common stock issued upon exercise of the warrants and to use our best efforts to keep the registration statement effective until the earlier of (a) such time as all of the shares registered hereunder may be sold without registration or restrictions under the Securities Act, and (b) such time as all such shares registered hereunder have been sold by the selling stockholders pursuant to and in accordance with the registration statement of which this prospectus is a part. Additional information on our transaction with the selling stockholders is contained in our current report on Form 8-K (File No. 001-33966), which was filed with the SEC on May 7, 2012 and is incorporated by reference herein. This description is qualified in its entirety by the complete provisions of the form of warrant, the Facility Agreement, the Registration Rights Agreement and other documents attached as exhibits to the Form 8-K.

The shares offered by this prospectus may be offered from time to time, in whole or in part, by the selling stockholders or their transferees, pledgees or donees or their respective successors.  The following table sets forth the name of the selling stockholder, the number of shares of common stock the selling stockholder beneficially owns prior to this offering, the number of shares which may be offered for resale pursuant to this prospectus and the number of shares and percentage that would be owned by the selling stockholder after the completion of this offering.  The selling stockholders may sell some, all or none of their shares.  We do not know how long the selling stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares.  For purposes of the table below, we have assumed that the selling stockholders exercised the warrants in full pursuant to a cash exercise (without giving effect to any limitations on exercise) and sell all of such shares.  This table is prepared based on information supplied to us by the selling stockholders and reflects holdings as of June 5, 2012.

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Selling Stockholder (1)	Shares of Common Stock Beneficially Owned Prior to the Offering (2)	Shares of Common Stock Being Offered (2)	Shares of Common Stock (3) Beneficially Owned After the Offering
			Shares	Percentage

Deerfield Private Design Fund II, L.P.	128,150	128,150	0	0

Deerfield Private Design International II, L.P.	146,850	146,850	0	0

(1)	James E. Flynn, with an address at 780 Third Avenue, 37th Floor, New York, New York, 10017, has the power to vote and dispose of the shares held by the selling stockholders.

(2)	Represents shares of common stock issuable upon exercise of warrants. A total of 128,150 shares and 146,850 shares, respectively, are being registered for resale by Deerfield Private Design Fund II, L.P. and Deerfield Private Design International II, L.P., which includes shares issuable on exercise of warrants as well as shares issuable upon redemption of those warrants following certain major transactions or events of default, and upon the occurrence of certain events specified in the warrants.

(3)	Calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by each other person listed. As of May 31, 2012, we had 42,633,670 shares of common stock outstanding.

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Plan of Distribution

We are registering the shares of common stock offered in this prospectus on behalf of the selling stockholders. The term selling stockholders, which as used herein includes pledgees, donees, transferees or other successors-in-interest selling shares received from the selling stockholders as a gift, pledge, partnership distribution or other transfer after the date of this prospectus, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The selling stockholders will pay any brokerage commissions and similar selling expenses attributable to the sale of the shares. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. However, upon a cash exercise of the warrants by the selling stockholders, we will receive a per share exercise price of $27.70. If the warrants are exercised in a cashless exercise, we will not receive any proceeds from the exercise of the warrants.

These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. To the extent any of the selling stockholders gift, pledge or otherwise transfer the shares offered hereby, such transferees may offer and sell the shares from time to time under this prospectus, provided that this prospectus has been amended under Rule 424(b)(3) or other applicable provision of the Securities Act to include the name of such transferee in the list of selling stockholders under this prospectus.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

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In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement that includes this prospectus effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement that contains this prospectus and (2) the date on which the shares have been sold without registration or restriction under the Securities Act.

The selling stockholders and any broker dealers that act in connection with the sale of the shares might be deemed to be “underwriters” as the term is defined in Section 2(11) of the Securities Act. Consequently, any commissions received by these broker dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling stockholders may be deemed to be “underwriters” as defined in Section 2(11) of the Securities Act, the selling stockholders may be subject to the prospectus delivery requirements of the Securities Act.

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The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that Rule.

DESCRIPTION OF COMMON STOCK

Our authorized capital stock consists of 135,000,000 shares of common stock, par value $0.001 per share, and 27,000,000 shares of preferred stock, par value $0.001 per share.

The following description of our capital stock summarizes general terms and provisions that apply to our capital stock. This summary is not complete and is qualified in its entirety by reference to applicable Delaware law, our third amended and restated certificate of incorporation and our fourth amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part and incorporated by reference into this prospectus. See “Where You Can Find More Information.”

Common Stock

Outstanding Shares and Voting Rights. Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders, including the election of directors. Our third amended and restated certificate of incorporation and fourth amended and restated bylaws do not provide for cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

Dividends. Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of our outstanding shares of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Rights and Preferences. Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Fully Paid and Nonassessable. All of our outstanding shares of common stock are fully paid and nonassessable.

Registration Rights. On May 7, 2012, we entered into a facility agreement with affiliates of Deerfield Management Company, L.P., or Deerfield, pursuant to which Deerfield agreed to loan us up to $50 million, subject to the terms and conditions set forth in the facility agreement. We have the flexibility, but are not required to, draw down on the facility agreement in $10 million increments at any time until May 15, 2013. In connection with the execution of the facility agreement, on May 7, 2012, we issued to Deerfield warrants to purchase 275,000 shares of our common stock at an exercise price equal to a 20% premium to the mean closing price of our common stock over the 20 trading days beginning on May 8, 2012. As noted above, we have the right to draw down on the facility agreement one or more cash disbursements in the minimum amount of $10 million per disbursement. Each $10 million disbursement will be accompanied by the issuance to Deerfield of warrants to purchase 140,000 shares of our common stock, at an exercise price equal to a 20% premium to the mean closing price of our common stock over the five trading days following receipt by Deerfield of the draw notice. If we, in our discretion, elect to draw down the entire $50 million under the facility agreement, we will have issued warrants to purchase a total of 975,000 shares of our common stock. The warrants expire seven years from their issuance.

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We have entered into a registration rights agreement with Deerfield pursuant to which we agreed to file a shelf registration statement for the resale of the shares of our common stock underlying the Deerfield warrants, which obligation we have satisfied with the filing of the registration statement of which this prospectus is a part, and to keep such resale registration statement effective until Deerfield has completed the sales of the shares of our common stock under the registration statement or its shares have been distributed pursuant to Rule 144. The registration rights agreement also provides Deerfield with piggyback registration rights if we have not kept this or another shelf registration statement relating to the shares underlying the Deerfield warrants effective.

Preferred Stock

Under the third amended and restated certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue up to 27,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control and may adversely affect the market price of the common stock and the voting, liquidation and other rights of the holders of common stock.

If we offer preferred stock, we will file the terms of the preferred stock with the SEC and the prospectus supplement and/or other offering material relating to that offering will include a description of the specific terms of the offering, including the following:

•	the series, the number of shares offered and the liquidation value of the preferred stock;

•	the price at which the preferred stock will be issued;

•	the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

•	the liquidation preference of the preferred stock;

•	the voting rights of the preferred stock;

•	whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

•	whether the preferred stock is convertible or exchangeable for any other securities, and the terms of any such conversion; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

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Warrants

As of June 5, 2012, warrants exercisable for a total of 1,267,770 shares of our common stock were outstanding. Of these, warrants to purchase 190,457 shares of our common stock were issued to Z-KAT, Inc., our predecessor company, in exchange for the license of intellectual property and transfer of other assets. Pursuant to an exchange agreement between us, Z-KAT and certain creditors of Z-KAT, Z-KAT transferred the warrants for our common stock and other assets to the creditors in exchange for such creditors’ cancellation of outstanding debt.

Warrants to purchase 272,259 shares of our common stock were purchased by purchasers of equity in a prior round of financing for cash consideration of $0.03 per share. These warrants were immediately exercisable at an exercise price of $3.00 per share and will expire in December 2014. These warrants have a net exercise provision under which the holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares of common stock based on the fair market value of our common stock at the time of exercise of the warrant after deduction of the aggregate exercise price. These warrants also contain provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrants in the event of stock dividends, stock splits or stock combinations, recapitalizations, reorganizations or reclassifications. Of the aggregate 462,716 warrants issued to Z-KAT and the purchasers described in this paragraph, warrants exercisable for 250,872 shares of our common stock were outstanding as of May 7, 2012.

Warrants to acquire 1,290,323 shares of our common stock, at an exercise price of $7.44 per share, were purchased by certain accredited investors in connection with their purchase of shares of our common stock in October 2008 for cash consideration of $0.125 per warrant. These warrants became exercisable on April 29, 2009, are exercisable for cash or by net exercise and have a term of seven years. As of May 7, 2012, 598,741 warrants were outstanding .. Certain of the investors also received a second tranche of warrants to purchase 322,581 shares of our common stock, at an exercise price of $6.20 per share, that became exercisable on December 31, 2009. All of the warrants described in this paragraph contain provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrants in the event of stock dividends, stock splits or stock combinations, recapitalizations, reorganizations or reclassifications. As of May 7, 2012, 143,157 warrants were outstanding.

Warrants to acquire 275,000 shares of our common stock, at a per share exercise price of $27.70. These warrants will become exercisable on June 6, 2012, are exercisable for cash or by net exercise and have a term that expires on May 7, 2019. These warrants also contain provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrants in the event of stock dividends, stock splits or stock combinations, recapitalizations, reorganizations or reclassifications. As of the date of this prospectus, 275,000 warrants were outstanding.

Delaware Anti-Takeover Law and Provisions of our Third Amended and Restated Certificate of Incorporation and Fourth Amended and Restated Bylaws

Delaware Anti-Takeover Law. We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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•	the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 generally defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of either the assets of the corporation or the aggregate market value of all the outstanding stock of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	subject to exceptions, any transaction involving the corporation with the effect of increasing the proportionate share of stock of the corporation; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Third Amended and Restated Certificate of Incorporation and Fourth Amended and Restated Bylaws. Provisions of our third amended and restated certificate of incorporation and fourth amended and restated bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our third amended and restated certificate of incorporation and fourth amended and restated bylaws:

•	permit our board of directors to issue up to 27,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in our control;

•	provide that the authorized number of directors may be changed only by resolution of the board of directors;

•	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	divide our board of directors into three classes;

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•	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

•	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in compliance with applicable requirements;

•	do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);

•	provide that special meetings of our stockholders may be called only by the board of directors pursuant to a resolution adopted by a majority of the board of directors; and

•	provide that stockholders will be permitted to amend our amended and restated bylaws only upon receiving at least 66 2/3% of the votes entitled to be cast by holders of all outstanding shares then entitled to vote generally in the election of directors, voting together as a single class.

Except as otherwise provided, the amendment of any of these provisions would require approval by the holders of at least a majority of our then outstanding common stock, voting as a single class.

Nasdaq Global Select Market Listing

Our common stock is listed on The Nasdaq Global Select Market under the symbol “MAKO.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer and Trust Company. The transfer agent and registrar’s address is 17 Battery Place, 8th Floor, New York, New York 10004.

Legal Matters

Foley & Lardner LLP will pass upon the validity of the common stock being offered by this prospectus.

EXPERTS

The financial statements of MAKO Surgical Corp. appearing in MAKO Surgical Corp.’s Annual Report (Form 10-K) for the year ended December 31, 2011, and the effectiveness of MAKO Surgical Corp.’s internal control over financial reporting as of December 31, 2011, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington DC, 20549. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can also find our public filings with the SEC on the internet at a web site maintained by the SEC located at http://www.sec.gov.

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•	information we file with the SEC will automatically update and supersede information contained in the prospectus.

We incorporate by reference the documents listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2011;

•	our Definitive Proxy Statement on Schedule 14A filed on April 27, 2012;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012;

•	our Current Reports on Form 8-K (excluding any portions thereof that are deemed to be furnished and not filed) filed January 31, 2012, February 27, 2012, and May 7, 2012; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed February 14, 2008, and any amendments or reports filed for the purpose of updating such description.

All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from the date of the filing of the documents with the SEC.

We will provide to each person to whom a prospectus is delivered a copy of any of the filings incorporated by reference into this prospectus, at no cost, upon written or oral request directed to us at the following address or telephone number:

Investor Relations
MAKO Surgical Corp.
2555 Davie Road
Fort Lauderdale, FL 33317
(954) 927-2044
investorrelations@makosurgical.com

You can also find these filings on our website at www.makosurgical.com. However, we are not incorporating the information on our website other than these filings into this prospectus.

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275,000 Shares

MAKO SURGICAL CORP.

Common Stock

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PROSPECTUS

June 5, 2012

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